Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-280137

PROSPECTUS

355,556 Shares of Common Stock Issuable as Interest Payments

3,068,182 Warrants to Purchase Shares of Common Stock

3,068,182 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the offer and resale from time to time by the selling securityholders named in this prospectus of (i) up to 355,556 shares of common stock, par value $0.00001 per share (“Common Stock”), of Genasys Inc., a Delaware corporation, that may be issued as partial payment of interest (the “Interest Shares”) under a Term Loan and Security Agreement, we entered into on May 13, 2024, with the selling securityholders and other parties (the “Loan Agreement”), (ii) up to 3,068,182 warrants to purchase shares of Common Stock (the “Private Placement Warrants”) at an exercise price of $2.53 per share originally issued in a private placement at a price of $0.56 per Private Placement Warrant to the selling securityholders in connection with the loans provided by such selling securityholders pursuant to the Loan Agreement and (iii) up to 3,068,182 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants (the “Warrant Shares”). The Interest Shares, the Private Placement Warrants and the Warrant Shares are referred to collectively in this prospectus as the “securities.” We are registering the resale of the securities pursuant to the requirements of the Loan Agreement.

We are not offering any shares of our Common Stock or Private Placement Warrants for sale under this prospectus. We will receive the proceeds from any exercise of the Private Placement Warrants for cash. Each Private Placement Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $2.53 per share. If the price of our Common Stock remains below $2.53 per share, which is the exercise price of the Private Placement Warrants, holders of the Private Placement Warrants will be unlikely to cash exercise their Private Placement Warrants resulting in little to no cash proceeds to us.

Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell all or any of the shares of Common Stock or Private Placement Warrants. We provide more information about how the selling securityholders may sell the shares of Common Stock and Private Placement Warrants in the sections entitled “Determination of Offering Price” and “Plan of Distribution.”

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “GNSS” On August 30, 2024, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $3.12 per share. The selling securityholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices.

There is no established public trading market for the Private Placement Warrants. We do not intend to apply for listing of the Private Placement Warrants on any securities exchange or recognized trading system. Sales of Private Placement Warrants, if any, will be made in privately negotiated transactions. Unless and until, if at all, the Private Placement Warrants are listed on a national securities exchange or quoted on the OTCQX or OTCQB, the sales price for the Private Placement Warrants will when sold pursuant to this prospectus be a fixed price equal to $2.75. If the Private Placement Warrants are listed on a national securities exchange or quoted on the OTCQX or OTCQB, the Private Placement Warrants may then be sold at varying prices based on the Private Placement Warrants’ prevailing market price on such exchange or quotation system. The timing and amount of any sale of Private Placement Warrants is within the sole discretion of the selling securityholders.

We will bear all costs, expenses, and fees in connection with the registration of the shares of Common Stock and Private Placement Warrants. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Common Stock and Private Placement Warrants. Our registration of the shares of Common Stock and Warrants covered by this prospectus does not mean that the selling securityholders will offer or sell any of the securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You should read the documents we have referred you to in the “Where You Can Find More Information” and the “Information Incorporated by Reference” sections of this prospectus for information about us and our financial statements.

Investing in our securities involves risks. See the “Risk Factors” beginning on page 6 of this prospectus and any similar section contained in the applicable prospectus supplement or the documents incorporated herein or therein by reference concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2024.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
RISK FACTORS	6
DESCRIPTION OF CAPITAL STOCK	6
USE OF PROCEEDS	7
DETERMINATION OF OFFERING PRICE	8
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	9
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	9

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time in one or more offerings, offer and sell (i) up to 355,556 shares of Common Stock that may be issued as payment of interest requirements under the Loan Agreement, (ii) up to 3,068,182 of the Private Placement Warrants issued to the selling securityholders and (iii) up to 3,068,182 shares of Common Stock that may be issued on exercise of Private Placement Warrants.

In some cases, the selling securityholders may also be required to provide a prospectus supplement containing specific information about the selling securityholders and the terms on which they are offering and selling the Common Stock. We may also add, update or change in a prospectus supplement or free writing prospectus information contained in this prospectus. You should read this prospectus, any accompanying prospectus supplement, any free writing prospectus and any documents incorporated by reference, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision. To the extent there is a conflict between the information contained in this prospectus, any applicable prospectus supplement, and any free writing prospectus, including the information incorporated by reference, you should rely on the information in the applicable prospectus supplement. The offer and resale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. Neither we, nor the selling securityholders, has authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.” We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation by Reference,” before buying any of the securities being offered.

When we refer to “Genasys,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Genasys Inc. and its consolidated subsidiaries, unless otherwise specified.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus supplement and the accompanying prospectus are based on independent industry publications, government publications and other published sources. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” in this prospectus and in the documents incorporated by reference to this prospectus supplement. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Tradenames

The Genasys name and logo and the names of products and services offered by Genasys are trademarks, registered trademarks, service marks or registered service marks of Genasys. All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus or that of any document incorporated herein by reference and are subject to a number of risks, uncertainties and assumptions, including those under “Risk Factors” and elsewhere in this prospectus and in the applicable prospectus supplement and the documents incorporated by reference herein. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in our Annual Report on Form 10-K for the year ended September 30, 2023 and other filings with the Securities Exchange Commission (the “SEC”), including the following:

●	our dependence on revenues from a limited number of customers;

●	our failure to meet financial performance guidance;

●	our future capital requirements and our ability to raise capital and utilize sources of cash;

●	our ability to generate sufficient revenue to cover our operating expenses and to continue to operate;

●	our ability to service our obligations and to obtain funding for our operations;

●	the impact on our business of macro-economic factors, including governmental spending;

●	the impact of health epidemics and pandemic on our business and the actions we may take in response thereto;

●	disruptions in the supply chain and associated impacts on demand, product availability, order cancellations and cost of goods sold;

●	difficulties in managing our international business operations;

●	changes in our strategy, future operations, financial position, estimated revenue and losses, product pricing, projected costs, prospects and plans;

●	the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto;

●

the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our current and planned products and services;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to maintain and enforce intellectual property rights and our ability to maintain our technology position;

●	changes in applicable laws or regulations;

●	the effects of current and future U.S. and foreign trade policy and tariff actions;

●	costs related to operating as a public company;

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

●	our dependence on our executive officers and our ability to retain and recruit key personnel;

●	the impact of our debt obligations on our liquidity and financial condition;

●	risks related to possible future acquisitions;

●	anti-takeover provisions of Delaware law;

●	our failure to attract securities or industry analysts;

●	dilution to our stockholders from the exercise of outstanding options and warrants, including those with cashless features;

●	the terms of indemnification agreements with our executive officers and directors; and

●	the impact on the market price of our Common Stock of sales by the selling securityholders.

See also the section titled “Risk Factors” in this prospectus and subsequent reports filed from time to time with the SEC, for further discussion of certain risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements. Readers of this prospectus are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This cautionary note is applicable to all forward-looking statements contained in this prospectus.

You should read this prospectus, any accompanying prospectus supplement, any free writing prospectus and any documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus, any accompanying prospectus supplement, any free writing prospectus and any documents incorporated by reference also contain estimates, projections, and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from our own internal estimates and research, as well as from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, publications, government data, and similar sources. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, any accompanying prospectus supplement, any free writing prospectus and any documents incorporated by reference, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2023 and elsewhere in this prospectus, any accompanying prospectus supplement, any free writing prospectus and any documents incorporated by reference.

PROSPECTUS SUMMARY

The following summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the Common Stock or Private Placement Warrants. Before making an investment decision, you should carefully read the entire prospectus, especially the risks of investing in our Common Stock discussed under the heading “Risk Factors” in this prospectus. You should also carefully read the information in this prospectus and other information we incorporate by reference herein, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus.

Company Overview

We are a global provider of Protective Communications™ solutions, including our Genasys Protect™ software platform and Genasys Long Range Acoustic Devices® (“LRAD®”).  Our unified software platform receives information from a wide variety of sensors and Internet-of-Things (“IoT”) inputs to collect real-time information on developing and active emergency situations. Genasys Protect uses this information to create and disseminate alerts, warnings, notifications, and instructions through multiple channels before, during, and after public safety and enterprise threats, critical events, and other crisis situations.

Genasys Protect provides a comprehensive portfolio of Protective Communications software and hardware systems serving federal governments and agencies; state and local governmental agencies, and education (“SLED”); and enterprise organizations in sectors including but not limited to oil and gas, utilities, manufacturing, automotive, and healthcare.  Genasys Protect solutions have a diverse range of applications, including emergency warning and mass notification for public safety; critical event management for enterprise companies; de-escalation for defense and law enforcement; critical infrastructure protection; and automated detection of real-time threats such as active shooters and severe weather.

Genasys LRAD systems provide directed audible voice messages with exceptional, intelligible vocal clarity from close range out to 5,500 meters. We have a history of successfully delivering innovative systems and solutions in mission critical situations, pioneering the acoustic hailing device (“AHD”) market with the introduction of our first LRAD AHD in 2002 and creating the first multidirectional voice-based public safety mass notification systems in 2012. Building on our proven, best in class and reliable solutions and systems, we are launching the first and only unified, end-to-end Protective Communications platform.

Company Information

Our principal executive offices are located at 16262 West Bernardo Drive, San Diego, California 92127, and our telephone number is (858) 676-1112. Our website is located at https://www.genasys.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement and should not be considered to be a part of this prospectus supplement. Our website address is included as an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our Common Stock or Private Placement Warrants. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available free of charge on the investors section of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding the Company that we file electronically with the SEC. The address of the website is http://www.sec.gov.

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus supplement are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and will remain a smaller reporting company while we have determined that either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. As a smaller reporting company, we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation. We may take advantage of one or more of these reporting exemptions until we are no longer a smaller reporting company.

THE OFFERING

Shares of common stock offered by the selling securityholders:	3,423,738 shares of Common Stock
Warrants offered by the selling securityholders:

Private Placement Warrants to purchase up to 3,068,182 shares of Common Stock. Each Private Placement Warrant has an exercise price of $2.53, subject to adjustment, became exercisable upon issuance, and will expire five years from the date of issuance.

Terms of this offering:

The selling securityholders may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time as described under the caption “Plan of Distribution” in this prospectus.

Use of proceeds:

All proceeds from the sale of shares of securities offered hereby will be for the account of the selling securityholders. We will not receive any proceeds from the sale of shares of Common Stock offered hereunder, although we will receive the net proceeds of any Private Placement Warrants exercised for cash. See the caption “Use of Proceeds” in this prospectus.

Risk factors:

Investing in our Common Stock or Private Placement Warrants involves a high degree of risk and purchasers of our Common Stock or Private Placement Warrants may lose their entire investment. See the information under the caption “Risk Factors” on page 6 of this prospectus and the other information included elsewhere in this prospectus and incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities.

Nasdaq Capital Market symbol:	GNSS

When we refer to the selling securityholders in this prospectus, we are referring to the selling securityholders identified in this prospectus and, as applicable, their permitted transferees, or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to the Offering

Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our Common Stock to fall.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling securityholders. Upon registration of the Common Stock offered hereunder, up to 3,423,738 shares of the Common Stock registered hereunder will become saleable in the public market upon exercise of the Private Placement Warrants or upon issuance as Interest Shares. These shares represent a large number of shares of Common Stock, and if sold in the market all at once or at about the same time, could depress the market price of the Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

Additionally, sales of a substantial number of our shares of Common Stock in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

There is no public market for the Private Placement Warrants.

There is no established public trading market for the Private Placement Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Private Placement Warrants on any securities exchange or recognized trading system.

The market price of our Common Stock may never exceed the exercise price of the Private Placement Warrants issued in connection with this offering.

The Private Placement Warrants being issued in connection with this offering became exercisable upon issuance and will expire five years from the date of issuance. The market price of our Common Stock may never exceed the exercise price of the Private Placement Warrants prior to their date of expiration. Any Private Placement Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Private Placement Warrant holder.

DESCRIPTION OF THE LOAN TRANSACTION AND PRIVATE PLACEMENT OF WARRANTS

As previously disclosed, on May 13, 2024, we entered into a Term Loan and Security Agreement with Cantor Fitzgerald Securities, as administrative and collateral agent for the lenders thereunder, and our domestic subsidiaries as guarantors (the “Loan Agreement”) and a Warrant Agreement with the lenders under the Loan Agreement (the “Warrant Agreement”).

The Loan Agreement provides for a two-year term loan in an aggregate principal amount of up to $15.0 million. The Loan Agreement provides for a two percent original issue discount and interest under the Loan Agreement is payable quarterly in cash at a rate of the three-month Secured Overnight Financing Rate (“SOFR”) plus five percent, or we may elect to pay interest fifty percent in cash and fifty percent in shares of Common Stock (“Interest Shares”) at a rate of the three-month SOFR plus six percent. All outstanding principal and interest under the Loan Agreement is due and payable on May 13, 2026. The Loan Agreement allows for early prepayment of the principal with a one percent premium during the first year of the loan and without premium or penalty thereafter. The Loan Agreement also includes a prohibition on any issuance of Interest Shares to certain holders if, as a result of such issuance, the holder, together with its affiliates, would own more than a specific percentage of the total number of shares of our Common Stock then issued and outstanding.

Pursuant to the Loan Agreement we also agreed to issue the Private Placement Warrants under the Warrant Agreement. Pursuant to the Warrant Agreement, we issued to the selling securityholders Private Placement Warrants to purchase up to 3,068,182 shares of our Common Stock (the “Warrant Shares”) at an exercise price of $2.53 per share (the “Private Placement Warrants”). Each Private Placement Warrant was originally issued in a private placement to the selling securityholders at a price of $0.56 per Private Placement Warrant. The lenders under the Loan Agreement are the selling securityholders named in this prospectus.

The description of our capital stock is incorporated by reference to Exhibit 4.3 of our Annual Report on Form 10-K for the year ended September 30, 2023 filed with the SEC on December 7, 2023.

Private Placement Warrants

The material terms and provisions of the Private Placement Warrants are summarized below. This summary is subject to and qualified in its entirety by the terms and provisions of the Warrant Agreement, which was filed with the SEC as an exhibit to our Current Report on Form 8-K on May 14, 2024.

Exercisability. The Private Placement Warrants are exercisable at any time or from time to time through May 13, 2029. Notwithstanding the foregoing, certain holders will be prohibited from exercising the Private Placement Warrants into shares of our Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than a specific percentage of the total number of shares of our Common Stock then issued and outstanding. The Private Placement Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. The exercise price upon exercise of each Private Placement Warrants is $2.53 per share of Common Stock. The exercise price of the Private Placement Warrants is subject to appropriate adjustment in the event of stock dividends, subdivisions, stock splits, stock combinations, cash distributions, reclassifications, exchanges, combinations or substitutions affecting our Common Stock or issuances of shares of Common Stock, except in connection with issuances in specified exempt transactions, at prices below the then-effective exercise price.

Payment of Exercise Price. Holders of the Private Placement Warrants have the option to provide payment of the exercise price of the shares being acquired upon exercise of the Private Placement Warrants (i) by check, wire transfer of same day funds, or other form of payment acceptable to us, or (ii) by cashless exercise.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the Private Placement Warrants holders may elect instead to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Warrant Agreement.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Warrant Agreement, the Private Placement Warrants are transferable. The Private Placement Warrants will not be registered or listed on any exchange.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Warrant Agreement and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of shares of Common Stock, then upon any subsequent exercise of the Private Placement Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Private Placement Warrant is exercisable immediately prior to such event. The Warrant Agreement also contains a “put right” wherein between the holder’s receipt of notice of such fundamental transaction and the day immediately prior to such fundamental transaction the holder may, at its sole option, elect to require the Company to purchase all or a portion of the Private Placement Warrant for cash at a purchase price equal aggregate value of such Private Placement Warrants as determined by the Black-Scholes value determined in accordance with the Warrant Agreement.

Rights as a Stockholder. The holders of the Private Placement Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Private Placement Warrants.

Waivers and Amendments. The Warrant Agreement and the Private Placement Warrants and any term thereof may only be amended or otherwise changed, waived, discharged or terminated in writing, signed by the Company and at least a majority in interest of the aggregate number of shares of Common Stock then issuable (without regards to any exercise limitations) upon exercise of the then outstanding Private Placement Warrants issued under the Warrant Agreement, provided that no amendment to the exercise price of the Private Placement Warrants, expiration date of the Private Placement Warrants, the provisions on limitations on exercise of the Private Placement Warrants, or the amendment provision to the Private Placement Warrants may be made without consent of the holder.

No Fractional Shares. No fractional shares shall be issued upon the exercise of the Private Placement Warrants. If a fractional Warrant Share interest arises upon any exercise of the Private Placement Warrants, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share of Common Stock.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling securityholders. We will receive no proceeds from the sale of shares of Common Stock by the selling securityholders in this offering.

However, we will receive proceeds from the exercise of the Private Placement Warrants. We estimate that the maximum proceeds that we may receive from the exercise of the Private Placement Warrants, assuming all the Private Placement Warrants are exercised at their current exercise prices, will be $7.8 million. We do not know, however, whether the Private Placement Warrants will be exercised or, if the Private Placement Warrants are exercised, when they will be exercised, the price at which it will be exercised due to possible adjustments to the exercise price or whether the Private Placement Warrants will be exercised by cashless exercise. It is possible that the Private Placement Warrants will expire and never be exercised, or that the current exercise price of the Private Placement Warrants will be reduced as a result of subsequent issuances of our securities or other events that would trigger applicable anti-dilution adjustments under the Private Placement Warrants. The Private Placement Warrants also may be exercised on a cashless basis. To the extent that the Private Placement Warrants are exercised by cashless exercise, we will not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect.

We currently intend to use the net proceeds from any cash exercise of the Private Placement Warrants for general corporate purposes, which may include working capital, capital expenditures, the repayment or refinancing of existing indebtedness, mergers and acquisitions and other investments. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from the exercise of the Private Placement Warrants.

DETERMINATION OF OFFERING PRICE

Our common stock is presently traded on the The NASDAQ Capital Market under the symbol “GNSS”. The selling securityholders will sell the shares of Common Stock offered hereunder at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholder.

There is no established public trading market for the Private Placement Warrants, and we do not expect trading markets to develop. In addition, we do not intend to apply for listing of the Private Placement Warrants on any securities exchange or recognized trading system. Unless and until, if at all, the Private Placement Warrants are listed on a national securities exchange or quoted on the OTCQX or OTCQB, the sales price for the Private Placement Warrants when sold pursuant to this prospectus will be a fixed price equal to $2.75. If the Private Placement Warrants are listed on a national securities exchange or quoted on the OTCQX or OTCQB, the Private Placement Warrants may then be sold at varying prices based on the Private Placement Warrants’ prevailing market price on such exchange or quotation system. The timing and amount of any sale of Private Placement Warrants is within the sole discretion of the selling securityholders. The $2.75 fixed price for the Private Placement Warrants was determined based on the recent prevailing market price of our Common Stock traded on The NASDAQ Capital Market.

The exercise price of the Private Placement Warrants was determined based on the trading price of our Common Stock when we agreed to issue the Private Placement Warrants.

SELLING SECURITYHOLDERS

This prospectus covers the offering for resale of the securities described in this prospectus by the selling securityholders identified below. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time in one or more offerings, offer and sell (i) up to 355,556 shares of Common Stock that may be issued as payment of interest requirements under the Loan Agreement, (ii) up to 3,068,182 of the Private Placement Warrants issued to the selling securityholders and (iii) up to 3,068,182 shares of Common Stock that may be issued on exercise of Private Placement Warrants to purchase shares of Common Stock. The number of shares of Common Stock that may be issued is subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such securities shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise. The selling securityholders may sell some, all or none of the securities covered by this prospectus, and they and we make no representation that the shares will be offered for sale

The selling securityholders acquired the shares of Common Stock offered hereby in connection with a loan provided to the Company pursuant to the Loan Agreement.

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling securityholders and such information is as of June 12, 2024. We have not sought to verify such information. We believe, based on information supplied by the selling securityholders, that except as may otherwise be indicated in the footnotes to the table below, the selling securityholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling securityholders identified in the table may sell some or all of the shares of Common Stock owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities described in this prospectus, no estimate can be given as to the securities available for resale hereby that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders may have sole, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from to time, the securities they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling securityholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling securityholders will sell all of the securities beneficially owned by them that are covered by this prospectus. The selling securityholders are not obligated to sell any of the securities offered by this prospectus. With respect to the shares of Common Stock, the percent of beneficial ownership for the selling security holders is based on 44,596,934 shares of Common Stock outstanding as of June 12, 2024.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)			Shares of	Number of Private	Shares of Common Stock Beneficially Owned After the Offering(2)
	Shares of Common Stock	% of Common Stock	Number of Private Placement Warrants	Common Stock Offered Hereby	Placement Warrants Offered Hereby	Shares of Common Stock	% of Common Stock	Number of Private Placement Warrants
Selling securityholders:
Whitebox Relative Value Partners, LP	−	−	1,227,273	1,369,495	1,227,273	−	−	−
Whitebox GT Fund, LP	−	−	153,409	171,187	153,409	−	−	−
Whitebox Multi-Strategy Partners, LP	−	−	1,534,091	1,711,869	1,534,091	−	−	−
Pandora Select Partners, LP	−	−	153,409	171,187	153,409	−	−	−

(*)	Less than 1% of issued and outstanding shares beneficially owned.

(1)

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(2)	Assumes the selling securityholders do not acquire beneficial ownership of any additional shares of our Common Stock.

(3)

Whitebox Advisors LLC is the investment manager of the selling securityholders and has the power to vote and dispose of the securities described in the table above as held by Whitebox Relative Value Partners, LP, Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, LP, and Pandora Select Partners, LP, (the “Whitebox Funds”). Whitebox Advisors LLC is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, Simon Waxley and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities described in the table above held by the Whitebox Funds, except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or the selling securityholders.

PLAN OF DISTRIBUTION

The Private Placement Warrants and the shares of Common Stock may be sold, from time to time, to purchasers directly by the selling securityholders and through brokers, dealers, or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. In addition, the brokers, dealers, or agents, or the selling securityholders may agree to pay fees or commissions to finders. These discounts, concessions or commissions as to any particular broker, dealer, agent or finder may be in excess of those customary in the types of transactions involved. To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any broker, dealer, or agent regarding the sale of the Private Placement Warrants or the shares of Common Stock by the selling securityholders. We do not know when or whether any selling securityholders will sell any or all of the Private Placement Warrants or any or all of the shares of Common Stock pursuant to this prospectus. Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale, or negotiated prices. There is no established public trading market for the Private Placement Warrants and we do not intend to apply for listing of the Private Placement Warrants on The NASDAQ Capital Market or any other exchange. Unless and until, if at all, the Private Placement Warrants are listed on a national securities exchange or quoted on the OTCQX or OTCQB, the sales price for the Private Placement Warrants when sold pursuant to this prospectus will be a fixed price equal to $2.75. If the Private Placement Warrants are listed on a national securities exchange or quoted on the OTCQX or OTCQB, the Private Placement Warrants may then be sold at varying prices based on the Private Placement Warrants’ prevailing market price on such exchange or quotation system. Such sales may be effected in ordinary brokers’ transactions in which the broker-dealer may act as principal or agent and in transactions in which the broker solicits purchasers, in transactions on a national securities exchange or any quotation service on which the shares of Common Stock may be listed or quoted at the time of sale, in transactions in the over-the-counter market, in transactions otherwise than through market makers or an established trading market, including direct sales to purchasers or sales effected through agents, in privately negotiated transactions, in transactions through the writing and exercise of options, whether the options are listed on an options exchange or otherwise, in transactions through the settlement of short sales, or in any combination of the foregoing transactions.

The aggregate proceeds to the selling securityholders from the sale of the Private Placement Warrants and the shares of Common Stock offered by them will be the purchase price of the Private Placement Warrants and the shares of Common Stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents, from time to time, to reject, in whole or in part, any proposed purchase of the Private Placement Warrants and the shares of Common Stock to be made directly or through agents. The Private Placement Warrants and the shares of Common Stock may be sold other than for cash. We will not receive any of the proceeds of the sale of the Private Placement Warrants and the shares of Common Stock offered by this prospectus. In order to comply with the securities laws of some states, if applicable, the Private Placement Warrants and the shares of Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

LEGAL MATTERS

Dentons Durham Jones Pinegar P.C., St. George, Utah, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Genasys Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company as of September 30, 2023 and 2022 and for each of the years in the two-year period ended September 30, 2023 incorporated in this Prospectus and Registration Statement by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www. https://genasys.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus and any accompanying prospectus supplement to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on December 7, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2023, March 31, 2024, and June 30, 2024, filed with the SEC on February 14, 2024, May 15, 2024 and August 6, 2024, respectively;

•

our Current Reports on Form 8-K filed with the SEC on October 4, 2023, December 7, 2023, February 13, 2024, February 14, 2024, March 19, 2024, May 14, 2024, May 22, 2024, July 8, 2024, July 11, 2024 and August 6, 2024; and

•

the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 filed with the SEC on December 7, 2023, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Genasys Inc.

Attn: Corporate Secretary

16262 West Bernardo Drive

San Diego, California 92127

(858) 676-1112

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.